Exhibit 10.9

Cash Performance Award

DATE: TO:	«Date» «First_Name» «Last_Name» «Company»
Here are the details for your Cash Performance Award:

Your business unit	«Bus_unit»
The base year	«Base_year»
The performance period is the three-year period	«Perform_period»
Your target cash performance award payment at the 100% level —	«Target_awd_pymnt»
The actual cash performance award amount to be paid to you, if any, will be derived from the Cash Performance Payout Table attached to this award agreement.
Your cash performance award is subject to all the terms and provisions of the Plan, which terms and provisions are expressly incorporated into and made a part of the award as if set forth in full herein. A copy of the Plan A copy of the Plan can be found on www.dovercorporation.com/investorinformation.asp in the SEC Filings, Proxy Filing on 3/24/2009 Appendix A.
In addition, your award is subject to the following:
1.	Within two and one-half months following the end of the performance period, Dover will pay you a cash performance payment if your business unit has reached certain levels of internal total shareholder return (‘iTSR’), as set forth in the attached Cash Performance Payout Table, and the other conditions of your award are satisfied.

2.	A summary of the definition of internal total shareholder return, or iTSR, for your business unit is set forth on the attached Definition of iTSR.

3.	The earliest date on which the SSAR may be exercised is the third anniversary of the Grant Date. Earlier exercise may be permitted in the event of a Change in Control or death or disability as provided in the Plan. No payment is required to exercise a SSAR.

4.	The aggregate maximum cash payout for each business unit (determined after applying the individual payment limitation noted in the next sentence, if applicable) in respect of all cash performance awards for a specific performance period shall not exceed the product of (i) 1.75%, times (ii) the sum of the business unit’s change in entity value plus free cash flow (as such terms are defined in the attached iTSR definition) for that performance period. In no event will the cash performance payout to any one individual exceed $5 million for the performance period.

5.	By accepting this award, you hereby consent to the collection, use and transfer of any personally identifiable information about you relating to your participation in the Plan to Dover and its affiliates for the purpose of administering this cash performance award. Your personal information may be transferred to the United States, a jurisdiction that may not have an equivalent level of data protection as the laws in your home country. Dover and its affiliates will take reasonable steps to ensure the security of your personal information and to avoid unauthorized or accidental access, erasure or other use. Your personal information will only be held as long as necessary to administer the Plan or this cash performance award. You may, at any time, request access to your personal information held about you in connection with this cash performance award and make any necessary amendments to your personal information or withdraw your consent. Withdrawing your consent may affect Dover and its affiliates’ ability to administer the cash performance award.

6.	Your award is not transferrable by you other than by will or the laws of descent and distribution.

7.	Dover and your employer reserve the right to amend, modify, or terminate the Plan at any time in their discretion without notice.

DATE:
TO:
COMPANY:
Cash Performance Payout Table

iTSR for Performance Period	Payout (% of target)
<6%	0%
6%	25%
9%	100%
17%	300%
>50%	750%
The payout formula will be applied on a sliding scale between 0% and 750% based on the Business Unit’s iTSR for the performance period.

Definition of iTSR
iTSR = (change in entity value + free cash flow) / (starting entity value).
Change in entity value is nine times the change in EBITDA values, comparing the full base year to the full final year of the performance period.

Free cash flow is the cash flow generated by your business unit, including your business unit’s operating profit plus depreciation, amortization and proceeds from dispositions, less taxes and investments made for future growth (capital spending, working capital and acquisitions) and adjusted for other non-recurring items.

Starting entity value is the higher of nine times EBITDA for the full base year or 0.9 times revenue for the full base year.
EBITDA is pre-tax income adjusted for non-operating and non-recurring items plus depreciation and amortization.

I hereby acknowledge and agree that I have reviewed the Plan and this agreement and agree to the terms and conditions set forth herein and therein. By signing and returning one copy of this award agreement, together with the attached stock power, I hereby consent to the collection, use and transfer of my personally identifiable information to Dover and its affiliates for the purpose of administering the cash performance award. I further consent to the transfer of my personal information to the United States, a jurisdiction that may not have an equivalent level of data protection as the laws in my home country.
This award agreement shall only become effective upon receipt by Dover of your signed copy of this agreement and the stock power endorsed by you in blank.

Employee	President

Date
Revised February, 2011

Cash Performance Award
Rules for Transfers/Promotions
1(a) Unless you come within paragraph 1(b) below, the following rules will apply to you if you are transferred from one Dover business unit to another Dover business unit. These rules apply to all cash performance payments you may be entitled to, under this and any other cash performance award under the Plan you may have.
     (i) If a cash performance payment is due in the first year after your transfer, your cash performance payment will be based on the performance of your old business unit.
     (ii) If a cash performance payment is due in the second year after your transfer, your cash performance payment will be based the performance of either your old business unit of your new business unit, whichever you choose. However, if you choose to have any second-year cash performance payment based on the performance of your new business unit, then your third-year cash performance payment, if any, must also be based on the performance of your new business unit.
     (iii) If a cash performance payment is due in the third year after your transfer, your cash performance payment will be based on the performance of either your old business unit or your new business unit, whichever your choose. However, if you choose to have a second-year cash performance payment based on the performance of your new business unit, your third-year cash performance payment must also be based on the performance of your new business unit.
     (iv) Any cash performance payment under an award made at one business unit that becomes payable after you transfer to another business unit will still be based on that award’s original dollar amount.
(b) If you are of become the chief executive officer (CEO) or chief operating officer (COO) of Dover, or if you report directly to Dover’s CEO or COO, or if you otherwise are or are expected to be a “covered employee” under Section 162(m) of the Internal Revenue Code during any relevant period, the following rules, instead of those set forth in paragraph 1(a) above, will apply to you if you are transferred from one Dover business unit to another Dover business unit. These rules apply to all cash performance payments you may be entitled to, under this and any cash performance award under the Plan you may have.
     (i) If a cash performance payment is due in the first year after your transfer, your cash performance payment will be based on the performance of your old business unit.
     (ii) If a cash performance payment is due in the second year after your transfer, your cash performance payment will be based on the performance of either your old business unit or your new business unit, whichever results in the higher payment to you.
     (iii) If a cash performance payment is due in the third year after your transfer, your cash performance payment will be based on the performance of your new business unit.
     (iv) Any cash performance payment under an award made at one business unit that becomes payable after you transfer to another business unit will still be based on that award’s original dollar amount.